EXHIBIT 12
                                                                      ----------

                        [QUARLES & BRADY LLP LETTERHEAD]


                                                              ___________, 2003


Board of Trustees                            Board of Directors
Eastern Point Advisors Funds Trust           The Avalon Fund of Maryland, Inc.
230 Broadway East, Suite 203                 655 Fairfield Court, Suite 200
Lynnfield, MA  01940-2320                    Ann Arbor, MI  48108

     RE:  AGREEMENT AND PLAN OF REORGANIZATION - FEDERAL TAX CONSEQUENCES

Ladies and Gentlemen:

     We have acted as counsel to The Avalon Fund of Maryland, Inc. ("Avalon"), a Maryland corporation, in connection with the proposed transfer of substantially all of the assets of Avalon's single series, known as the Avalon Capital Appreciation Fund (the "Avalon Fund"), to the Eastern Point Advisors Twenty Fund (the "Eastern Point Fund"), a series of Eastern Point Advisors Funds Trust ("Eastern Point Trust"), solely in exchange for shares of beneficial interest of the Eastern Point Fund (the "Eastern Point Fund Shares") to be distributed to the Avalon Fund shareholders in liquidation of the Avalon Fund. The transactions will occur pursuant to the Agreement and Plan of Reorganization (the "Agreement"), dated as of June 19, 2003, executed by Avalon on behalf of the Avalon Fund and by Eastern Point Trust on behalf of the Eastern Point Fund. The Agreement is attached as Appendix A to the Proxy Statement/Prospectus included in the Registration Statement on Form N-14 under the Securities Act of 1933 (the "Registration Statement"), as filed by Eastern Point Trust with the Securities and Exchange Commission. This opinion is rendered pursuant to Sections 7.7 and
8.7 of the Agreement. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

     In rendering our opinion, we have examined the Registration Statement and the Agreement and have, with your permission, relied upon, and assumed as correct, (i) the factual information contained in the Registration Statement;
(ii) the representations and covenants contained in the Agreement; (iii) the Acquiring Portfolio Tax Representation Certificate and the Acquired Portfolio Tax Representation Certificate attached hereto; and (iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion.

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Eastern Point Advisors Funds Trust
The Avalon Fund of Maryland, Inc.
_________________, 2003


     On the basis of the information, representations and covenants contained in the foregoing materials and assuming the Reorganization is consummated in the manner described in the Agreement and the Proxy Statement/Prospectus included in the Registration Statement, we are of the opinion that:

          1. The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Avalon Fund and the Eastern Point Fund will each be a "party to" the reorganization within the meaning of Section 368(b) of the Code;

          2. No gain or loss will be recognized by the Avalon Fund upon the transfer of substantially all of its assets to the Eastern Point Fund in exchange solely for the Eastern Point Fund Shares and the assumption by the Eastern Point Fund of the Avalon Fund Liabilities;

          3. No gain or loss will be recognized by the Eastern Point Fund upon its receipt of substantially all of the assets of the Avalon Fund in exchange solely for the Eastern Point Fund Shares, or upon its assumption of the Avalon Fund Liabilities;

          4. No gain or loss will be recognized by the Avalon Fund on the distribution to the Avalon Fund Shareholders of the Eastern Point Fund Shares received by the Avalon Fund in the Reorganization;

          5. No gain or loss will be recognized by the Avalon Fund Shareholders upon the liquidation of the Avalon Fund and the related surrender of their shares of the Avalon Fund solely in exchange for the Eastern Point Fund Shares;

          6. The Eastern Point Fund's basis in the assets acquired from the Avalon Fund will be the same as the basis of those assets in the hands of the Avalon Fund immediately prior to the Reorganization;

          7. The holding period of the assets of the Avalon Fund received by the Eastern Point Fund will include the period during which such assets were held by the Avalon Fund;

          8. The basis of the Eastern Point Fund Shares received by each Avalon Fund Shareholder in connection with the Reorganization will be the same as the Avalon Fund Shareholder's basis in his or her Avalon Fund Shares immediately prior to the Reorganization;

          9. The holding period of the Eastern Point Fund Shares received by each Avalon Fund Shareholder in connection with the Reorganization will include such Avalon Fund Shareholder's holding period of his or her Avalon Fund Shares held immediately prior to the Reorganization, provided that such Avalon Fund Shares were held by such Avalon Fund Shareholder as a capital asset as of the Effective Time;

                                      C-8
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Eastern Point Advisors Funds Trust
The Avalon Fund of Maryland, Inc.
_________________, 2003


          10. The Eastern Point Fund will succeed to and take into account as of the Effective Time the items of the Avalon Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code, and the applicable Treasury Regulations thereunder.

     The  discussion  in  the  Proxy  Statement/Prospectus  under  the  captions
"Summary  -  Federal  Tax  Consequences"  and  "Approval  of the  Agreement  and
Reorganization - Federal Tax Considerations," to the extent it constitutes summaries of legal matters or legal conclusions, is accurate in all material respects.

     This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Code, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions.

     This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts or representations, or any past or future actions by the Eastern Point Trust, the Eastern Point Fund, Avalon or the Avalon Fund contrary to such representations might adversely affect the conclusions stated herein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the captions "Summary - Federal Tax Consequences" and "Approval of the Agreement and Reorganization - Federal Tax Considerations" in the Proxy Statement/Prospectus included in the Registration Statement.

                                        Very truly yours,

                                        DRAFT

                                        QUARLES & BRADY LLP

                                      C-9
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